Exhibit 21.1

Subsidiaries of the Company

Back to Nature Foods Company, LLC, a Delaware limited liability company

B&G Foods Canada, ULC, a British Columbia unlimited liability company

B&G Foods Manufacturing Mexico, S. de R.L. de C.V., a Mexico Sociedad de Responsabilidad Limitada

B&G Foods North America, Inc., a Delaware corporation

B&G Foods Snacks, Inc., a Delaware corporation

Bear Creek Country Kitchens, LLC, a Delaware limited liability company

BTN Holdco, Inc., a Delaware corporation

Clabber Girl Corporation, an Indiana corporation

Farmwise LLC, a Delaware limited liability company

Sirops Maple Grove Inc., a Québec company

Spartan Foods of America, Inc., a Delaware corporation

Victoria Fine Foods, LLC, a Delaware limited liability company

William Underwood Company, a Massachusetts business trust